Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140244, 333-140245, 333-171828, and 333-229391) of Northern Technologies International Corporation and Subsidiaries of our report dated November 13, 2019, relating to the consolidated financial statements and the effectiveness of Northern Technologies International Corporation and subsidiaries internal control over financial reporting, which appears on pages 56-57 of this annual report on Form 10-K for the fiscal year ended August 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

November 13, 2019